Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

GATEWAY ENERGY CORPORATION

The undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation is Gateway Energy Corporation (the “Corporation”).

SECOND: The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 8, 1999.

THIRD: A Certificate of Amendment of Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 16, 2001.

FOURTH: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions further amending the Restated Certificate of Incorporation of the Corporation, as amended, as follows:

RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended and restated to read in its entirety as follows:

FOURTH: The total aggregate number of shares which the Corporation shall have the authority to issue is one hundred fifty million ten thousand (150,010,000) shares, designated as follows: (i) one hundred fifty million (150,000,000) shares of common stock, par value $0.01 per share; and (ii) ten thousand (10,000) shares of Preferred Stock, par value $1.00 per share, which shares of Preferred Stock may be issued in series, all with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time.

FIFTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 1st day of June, 2011.

                                                                        Gateway Energy Corporation

                                                                                                                                                                                                                                    By: /s/ Frederick M. Pevow, Jr.

                                                                        Name:  Frederick M. Pevow, Jr.

                                                                        Title:    President and Chief Executive Officer